Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
Scott Solomon
Vice President
Sharon Merrill Associates, Inc.
617-542-5300
cyno@investorrelations.com
CYNOSURE REPORTS RECORD REVENUE FOR FIRST QUARTER 2006
New Products and Direct Distribution Strategy Drive 42% Sales Growth
Westford, Massachusetts – May 4, 2006 – Cynosure, Inc. (Nasdaq: CYNO), a leading developer and manufacturer of a broad array of light-based aesthetic treatment systems, today announced financial results for the quarter ended March 31, 2006. Revenues for the first quarter increased 42% to $17.1 million from $12.1 million for the first quarter of 2005. Net income increased 169% to $0.6 million for the first quarter of 2006 from $0.2 million for the first quarter of 2005.
Financial Highlights
Cynosure’s results for the first quarter of 2006 include approximately $0.3 million in stock-based compensation expense and $1.1 million in charges relating to the write-down of inventory and uncollectible accounts receivables as a result of the expected termination of two agreements related to the company’s legacy relationship with Sona MedSpa International. Cynosure did not record similar charges or stock-based compensation expenses in the 2005 period. Cynosure’s key financial results for the first quarter of 2006 as compared with the first quarter of 2005 on a GAAP basis and on a non-GAAP basis that excludes the stock-based compensation and other charges incurred in the first quarter of 2006 are as set forth below. The non-GAAP measures are described below and reconciled to the corresponding GAAP measures in the section below titled “Use of Non-GAAP Financial Measures.”
First-Quarter Financials

					Change
			Change		between Q1
			between Q1		2005 GAAP
(in thousands except per share	Q1 2006	Q1 2005	2005 GAAP and	Q1 2006	and Q1 2006
data and percentages)	GAAP	GAAP	Q1 2006 GAAP	Non-GAAP	Non-GAAP

Total revenue	$17,139	$12,109	41.5%	$17,139	41.5%
Gross margin	53.1%	53.6%	(50 bps)	57.1%	350 bps
Operating income	$294	$570	(48.4%)	$1,722	202%
Operating margin	1.7%	4.7%	(300 bps)	10.1%	540 bps
Net income	$626	$233	168.7%	$1,501	544%
Diluted EPS	$0.05	$0.03	66.0%	$0.12	300%
Cash and investments	$63.9	$4.4	1352.3%	$63.9	1352.3%

“Robust demand for our laser systems in the United States and Europe, combined with a

5 Carlisle Road
Westford, MA 01886
Phone: 800-886-2966 FAX: 978-256-6556
www.cynosurelaser.com

strong product mix, enabled us to deliver top-line growth in excess of 40 percent for the quarter over the same period last year,” said President and Chief Executive Officer Michael Davin. “Our record revenue resulted from the investment of significant resources into our direct distribution channel, which accounted for more than 80 percent of our laser sales in the first quarter. Our North American sales management team is now complete, and we expect to achieve our goal of adding 15 new sales representatives in the first half of the year. We also are pleased with the performance of our European operations – in France, Germany, Spain and the U.K. – all of which were significant contributors to our profitable first quarter.”
“During the quarter, we benefited from sales of higher margin products that we recently introduced to the market, including our Apogee Elite™ workstation, the TriActive™ LaserDermologySM system and the Cynergy® workstation with Multiplex™ technology,” Davin said. “The response to these products has been enthusiastic in all three of our target markets – traditional and non-traditional physician users, as well as medi-spas.”
Charges Related to Sona MedSpa International
Cynosure recorded charges in the first quarter of 2006 to write-down inventory and accounts receivable as a result of the expected termination of two agreements related to the company’s legacy relationship with Sona MedSpa International, a spa franchisor. Sona recently notified Cynosure that it was uncertain that it had the financial resources to honor its commitments to Cynosure. Two days ago Cynosure sent Sona a notice of default with respect to Sona’s failure to pay Cynosure amounts payable under the two agreements. The defaults, if not cured in 30 days, are expected to lead to termination of the agreements.
Davin said, “As a result of the Sona developments, in the first quarter of 2006 we recorded charges related to the write-down of inventory of $667,000 and uncollectible accounts receivable of $463,000.” However, Davin also said, “These developments are not likely to have a material effect on Cynosure’s future earnings. Revenue attributable to our legacy relationship with Sona has decreased from 2% of our total revenue in 2005 to 0.7% of our total revenue in the first quarter of 2006 and is not part of our core growth strategy.”
Business Outlook
“We believe we are off to a great start in 2006 as our new product introductions are gaining traction globally,” Davin concluded. “We are encouraged by the early returns on the investments we have made in marketing and direct sales. We feel we are in a strong position to extend our first-quarter momentum throughout 2006, as the trends in our target markets continue to generate robust demand for our innovative products.”
Business Highlights
Since the end of the fourth quarter of 2005, Cynosure:
•	Launched a new flagship product, the Cynergy® workstation with MultiPlex™ technology, an innovative multi-energy system used in the treatment of dermatological vascular conditions. Following its recent clearance from the U.S. Food and Drug Administration, the Cynergy workstation is the first system to enable the rapid sequential emission of
5 Carlisle Road
Westford, MA 01886
Phone: 800-886-2966 FAX: 978-256-6556
www.cynosurelaser.com

two wavelengths from the same optical fiber — a pulse-dye laser and an Nd:YAG laser — with a short time delay between the two pulses. This delay increases the safety and efficacy of laser treatments.

•	Expanded its reach into one of the world’s 10 largest markets by gaining approval for the Cynergy workstation with MultiPlex technology and the Apogee Elite two-in-one laser hair removal system from the Korea Food and Drug Administration.

•	Received additional FDA clearance for its 585 nm wavelength pulse dye laser (PDL) used to treat pigmented lesions, café au lait birthmarks and other skin lesions such as scars and warts. This new FDA clearance is in addition to the approval that Cynosure previously obtained for the PDL for treatment of vascular lesions, which include port wine stains, spider veins and the blush of rosacea.

•	Continued its support of training for women’s healthcare providers by entering into an agreement with Omnia Education, a wholly owned subsidiary of US HealthConnect, Inc. Under the terms of the agreement, Cynosure will provide commercial support for aesthetic procedure education and training for healthcare providers specifically focused on women.

•	Launched its state-of-the-art Affirm™ system at the 26th Annual Meeting of the American Society for Laser Medicine and Surgery in Boston. Cynosure’s newest flagship product, the Affirm™ system, is designed to provide anti-aging treatments for a diverse range of indications, including wrinkles, micro-rejuvenation, skin discoloration and skin tightening.
Use of Non-GAAP Financial Measures
To supplement Cynosure’s consolidated financial statements presented in accordance with GAAP, this press release uses the following measures defined as non-GAAP financial measures by the SEC: non-GAAP total revenue, non-GAAP gross margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income and non-GAAP diluted earnings per share. These non-GAAP measures exclude charges related to the write-down of inventory of $667,000 and uncollectible accounts receivable of $463,000 and exclude $298,000 in stock-based compensation. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. In addition, the non-GAAP financial measures included in this press release may be different from, and therefore not comparable to, similar measures used by other companies. Although certain non-GAAP financial measures used in this release exclude the accounting treatment of stock-based compensation, these non-GAAP measures should not be relied upon independently, as they ignore the contribution to our operating results that is generated by the incentive and compensation effects of the underlying stock-based compensation programs. For more information on these non-GAAP financial measures, please see the table captioned “Reconciliation of GAAP Results to Non-GAAP Results” included at the end of this release. The table has more details of the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
Cynosure’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain
5 Carlisle Road
Westford, MA 01886
Phone: 800-886-2966 FAX: 978-256-6556
www.cynosurelaser.com

expenses and expenditures that may not be indicative of our core business operating results. Cynosure believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing Cynosure’s performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to Cynosure’s historical performance and our competitor’s operating results. Cynosure believes that these non-GAAP measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making.
Conference Call
Cynosure will host a conference call for investors this morning at 9:00 a.m. ET. On the call, President and Chief Executive Officer Michael Davin and Executive Vice President and Chief Financial Officer Timothy Baker will discuss Cynosure’s first quarter 2006 financial results, as well as its business outlook and growth strategy.
Those who wish to listen to the conference call webcast should visit the “Investors” section of Cynosure’s website at www.cynosurelaser.com. The live call also can be accessed by dialing (866) 323-7221 or (706) 643-0228 (conference ID: 7760386) prior to the start of the call. If you are unable to listen to the live call, the webcast will be archived on the company’s website.
About Cynosure, Inc.
Cynosure, Inc. develops and markets aesthetic laser treatment systems that are used by physicians and other practitioners to perform non-invasive procedures to remove hair, treat vascular lesions, rejuvenate skin through the treatment of shallow vascular and pigmented lesions and temporarily reduce the appearance of cellulite. Cynosure’s products include a broad range of laser and other light-based energy sources, including Alexandrite, pulse-dye, Nd:YAG and diode lasers, as well as intense pulsed light. Cynosure was founded in 1991.
For corporate or product information, contact Cynosure at 800-886-2966, or visit www.cynosurelaser.com.
Safe Harbor
Any statements in this press release about future expectations, plans and prospects for Cynosure, Inc., including statements about the company’s expectations and future financial performance, as well as other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including Cynosure’s history of operating losses, its reliance on sole source suppliers, competition in the aesthetic laser industry, economic, market, technological and other factors discussed in Cynosure’s Annual Report on Form 10-K, filed with the SEC. In addition, the forward-looking statements included in this press release represent Cynosure’s views as of the date of this press release. Cynosure anticipates that subsequent events and developments will cause its views to change. However, while Cynosure may elect to update these forward-looking statements at some point in the future,
5 Carlisle Road
Westford, MA 01886
Phone: 800-886-2966 FAX: 978-256-6556
www.cynosurelaser.com

it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Cynosure’s views as of any date subsequent to the date of this press release.

5 Carlisle Road
Westford, MA 01886
Phone: 800-886-2966 FAX: 978-256-6556
www.cynosurelaser.com

Condensed Consolidated Balance Sheet

(In thousands)

	March 31,	December 31,
	2006	2005
	(Unaudited)

Assets:
Cash, cash equivalents and marketable securities	$63,868	$64,646
Accounts receivable, net	13,229	13,552
Amounts due from related parties	91	72
Inventories	15,689	14,140
Deferred tax asset, current portion	2,235	1,804
Prepaid expenses and other current assets	843	737

Total current assets	95,955	94,951
Property and equipment, net	4,403	4,424
Other noncurrent assets	789	793

Total assets	$101,147	$100,168

Liabilities and stockholders’ equity:
Short-term loan	$162	$161
Accounts payable and accrued expenses	11,415	10,682
Amounts due to related parties	1,485	960
Deferred revenue	2,150	3,626
Capital lease obligations	314	295

Total current liabilities	15,526	15,724
Capital lease obligations, net of current portion	855	814
Deferred revenue, net of current portion	201	123
Other long-term liabilities	63	42
Mintority interest in consolidated subsidiary	330	314

Total stockholders’ equity	84,172	83,151

Total liabilities and stockholders’ equity	$101,147	$100,168

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months
	Ended March 31,		Reconciliation of GAAP Results to Non-GAAP Results
	2006	2005	March 31, 2006
	(Unaudited)		GAAP	Stock-based	Sona	Non-GAAP
				compensation

Revenues	$17,139	$12,109	$17,139	$—	$—	$17,139
Cost of revenues	8,032	5,618	8,032	(6)	(667)	7,359

Gross profit	9,107	6,491	9,107	6	667	9,780

Operating expenses
Selling and marketing	5,458	3,866	5,458	(74)	—	5,384
Research and development	1,209	863	1,209	(68)	—	1,141
General and administrative	2,146	1,192	2,146	(150)	(463)	1,533

Total operating expenses	8,813	5,921	8,813	(292)	(463)	8,058

Income from operations	294	570	294	298	1,130	1,722

Interest income (expense), net	652	(11)	652	—	—	652
Other income (expense), net	130	(135)	130	—	—	130

Income before income taxes	1,076	424	1,076	298	1,130	2,504

Income tax provision	436	172	436	107	446	989
Minority interest in net income of subsidiary	14	19	14	—	—	14

Net income	$626	$233	$626	$191	$684	$1,501

Diluted net income per share	$0.05	$0.03	$0.05	$0.01	$0.06	$0.12

Diluted weighted average shares outstanding	12,178	7,034	12,178	12,178	12,178	12,178

Basic net income per share	$0.06	$0.04	$0.06	$0.02	$0.06	$0.14

Basic weighted average shares outstanding	11,031	6,243	11,031	11,031	11,031	11,031